Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:34 PM 09/26/2003
FILED 05:35 PM 09/26/2003
SRV 030622755– 3537432 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
CHINDEX INTERNATIONAL, INC.

     The undersigned, being Chief Executive Officer and Secretary of CHINDEX INTERNATIONAL, INC., a corporation existing under the laws of the Sate of Delaware, does hereby certify under the seal of the said corporation as follows:

     1. The name of the Corporation (hereinafter referred to as the “Company”) is Chindex International, Inc. The date of filing the original Certificate of Incorporation with the Secretary of State of Delaware was June 17, 2002.

     2. The first sentence of Article FOURTH of said certificate of incorporation is hereby amended to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have the authority to issue is 3,600,000 shares, consisting of 2,300,000 shares of common stock, par value $.01 per share, 800,000 shares of Class B Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share.”

     3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Company’s Board of Directors and a majority written consent of the Company’s stockholders representing a majority of votes eligible to vote in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Company’s Certificate of Incorporation, as amended, to be signed by Roberta Lipson, Chief Executive Officer, and Elyse Beth Silverberg, its Secretary, this 18th day of September 2003.

CHINDEX INTERNATIONAL, INC

By: Roberta Lipson /s/
Roberta Lipson,
Chief Executive Officer

By: Elyse Beth Silverberg /s/
Elyse Beth Silverberg, Secretary